Exhibit T3B.7
LIMITED LIABILITY COMPANY AGREEMENT
          This Limited Liability Company Agreement (the “Agreement”) of Ambassadors International Cruise Group (USA), LLC (the “Company”) is made and entered into effective as of March 27, 2007, by the Company and Ambassadors International Cruise Group, LLC, as sole Member of the Company.
RECITALS
          WHEREAS, Ambassadors International Cruise Group, LLC, the sole member of the Company, has arranged for the formation of the Company on March 27, 2007 as a Delaware limited liability company pursuant to the Act (as defined below) and as sole Member of the Company, now desires to organize the Company for the purpose of carrying on the Business (as defined below) and engaging in any other lawful activity permitted by the Act in implementation of the Business.
1 DEFINITIONS
     1.1 Definition of Terms.
          The terms used in this Agreement, with their initial letters capitalized, shall, unless the context thereof otherwise requires, have the meanings specified in this Article 1. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:
(a)	“Act” shall mean the Delaware Limited Liability Company Act, 6 Del C. §18-101 et seq., as the same may be amended from time to time.
(b)	“Agreement” shall mean this Limited Liability Company Agreement as originally executed and as amended, modified, supplemented or restated from to time in accordance with the terms of this Agreement.
(c)	“Business” shall mean engaging in any lawful business, purpose or activity permitted by the Act, including but not limited to providing general management,

marketing, sales, commercial and technical oversight services and related financial and administrative services to the Member and certain direct and indirect subsidiaries of the Member involved or engaged in the ownership, operation and/or chartering of cruise vessels in international commerce.
(d)	“Certificate of Formation” shall have the meaning set forth in Section 2.1 of this Agreement.
(e)	“Company” shall mean Ambassadors International Cruise Group (USA), LLC, a Delaware limited liability company.
(f)	“Indemnified Party” shall have the meaning set forth in Section 5.5 of this Agreement.
(g)	“Management Committee” shall have the meaning set forth in Section 5.1 hereof.
(h)	“Member” shall mean Ambassadors International Cruise Group, LLC and shall have the same meaning as the term “member” under the Act.
(i)	“Officers” shall have the meaning set forth in Section 5.4(a) hereof.
(j)	“Person” shall mean a natural person, corporation, partnership, joint venture, trust, estate, unincorporated association, limited liability company, or any other juridical entity.
2 ORGANIZATION
     2.1 Formation.
          By its execution of this Agreement, the Member ratifies, confirms and approves the action of Derick W. Betts, Jr., of Seward & Kissel LLP, New York City, in forming the Company on March 27, 2007 by the execution and filing with the Secretary of State of the State of Delaware a Certificate of Formation (“Certificate of Formation”) substantially in the form of Exhibit 1 hereto.

     2.2 Name.
          The name of the Company shall be “Ambassadors International Cruise Group (USA), LLC” and all Business of the Company shall be conducted in that name or such other names that comply with applicable law as the Member may from time to time designate.
     2.3 Registered Office; Registered Agent.
          The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office as the Management Committee may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other person or persons as the Management Committee may designate from time to time in the manner provided by law.
     2.4 Principal Office.
          The principal office of the Company shall be the Company’s registered office except as may be determined by the Management Committee.
     2.5 Term.
          The Company shall commence on March 27, 2007, the date the Certificate of Formation was accepted for filing by the Secretary of State of the State of Delaware and shall have perpetual existence unless the Company is dissolved in accordance with the Act.
     2.6 Liability to Third Parties.
          The Member shall not be liable for the debts, obligations or liabilities of the Company, including, without limitation, under a judgment, decree or order of a court.

     2.7 Member’s Ownership Interest.
(a)	The Member shall be the sole member of the Company and shall be the beneficial owner of 100% of the limited liability company interests in the Company.
3 PURPOSE AND POWERS OF THE COMPANY
     3.1 Purpose of the Company.
          The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in the Business.
     3.2 Powers of the Company.
          The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purpose of the Company set forth in Section 3.1.
4 CAPITAL CONTRIBUTIONS
     4.1 Capital Contributions.
          The Member shall contribute such sums and/or assets as it, in its sole discretion, shall deem necessary or appropriate to enable the Company to carry out the Business and purposes for which the Company was formed. All contributions or advances of monies by the Member to the Company shall be in U.S. Dollars.
     4.2 No Interest on Capital Contributions.
          Except as otherwise expressly provided herein, the Member shall not receive any interest on its capital contributions to the Company.

5 MANAGEMENT
     5.1 Management.
          The Business of the Company shall be managed by a management committee (the “Management Committee”) appointed by the Member. The Management Committee may be comprised of such number of persons as the Member may designate from time to time. The Member hereby appoints the persons set forth in Schedule 1 hereto as the initial members of the Management Committee effective as of the date indicated.
          The Management Committee shall have the same power and authority as is accorded a Board of Directors under the Delaware General Corporation Law. The Management Committee may make all decisions and take all actions for the Company as in its sole discretion it deems necessary or appropriate to carry out the Business, including, without limitation, the following:
(a)	entering into, making and performing contracts, agreements and other undertakings binding the Company;
(b)	opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;
(c)	collecting sums due the Company;
(d)	selecting, removing, and changing the authority and responsibility of lawyers and other advisers and consultants;
(e)	adopting, by written consent or otherwise, resolutions in the name and on behalf of the Company, authorizing any decisions or actions taken pursuant to this Section 5.1; and
(f)	issuing of Powers of Attorney in favor of such persons as it may deem necessary or appropriate to carry out and implement any decisions or actions taken pursuant to this Section 5.1.
          Any person dealing with the Company may rely upon the authority of the Management Committee in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.
     5.2 Removal and Replacement of Management Committee Members.
          The Member shall have full authority unilaterally to remove and replace any member it appoints to the Management Committee, with or without cause, at any time.
     5.3 Management Committee Meetings, Quorum, Vote, Etc.
(a)	Regular and special meetings of the Management Committee may be called by any member of the Management Committee, on not less than three (3) days’ written notice to the other members of the Management Committee, delivered personally or by facsimile. At all meetings of the Management Committee, the presence of a majority of Management Committee members shall constitute a quorum for the transaction of business.
(b)	Management Committee members may participate in a meeting of the Management Committee by means of conference call or any similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
(c)	All decisions to be made and actions to be taken by the Management Committee shall be determined by the affirmative vote of all Management Committee members present at a meeting at which there is a quorum.
(d)	Action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each member of the Management Committee entitled to vote. Action taken under this Section 5.3 is effective when all members of the Management Committee entitled to vote have signed and delivered the consent, unless the consent specifies a different effective date.

     5.4 Delegation of Authority and Duties.
(a)	Each of the Member or the Management Committee in its sole discretion may appoint and elect a President, a Treasurer and a Secretary and such other officer positions assigned to individuals (collectively the “Officers”). Any two or more offices may be held by the same person. Each of the Officers can be removed from office and replaced by the Member or the Management Committee with or without cause.
(b)	Subject to the control and direction of the Management Committee, the President shall be responsible for the day-to-day management of the Company and its Business and shall have the power to act, in the name and on behalf of the Company, to do all things reasonably necessary or appropriate to carry out the Business, including but not limited to taking the actions set forth in Section 5.1 above.
(c)	Except as otherwise provided herein, the President, Treasurer and Secretary shall have the same powers and authority accorded a President, Treasurer and Secretary under Delaware General Corporation Law.
(d)	Those persons set forth in Schedule 1 hereto are initially appointed by the Member to hold the officer positions and titles set forth opposite their names effective as of the date indicated. Any Officer named in Schedule 1 is hereby authorized to execute and deliver this Agreement for and on behalf of the Company.
(e)	Any person dealing with the Company may rely upon the authority of any Officer appointed by Parent pursuant to this Section 5.2, in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.
     5.5 Indemnification.
          The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each member of the Management Committee, and each Officer, employee or duly appointed attorney-in-fact of the Company (individually, an “Indemnified Party”) from and against all claims, costs, losses, liabilities, and damages paid or incurred by such Indemnified Party in connection with carrying on the Business except where such claims, costs, losses, liabilities and damages are attributable to the willful misconduct or gross negligence of the Indemnified Party.
6 DISTRIBUTIONS
     6.1 Distributions/Available Cash.
          The Member shall in its sole discretion determine from time to time to what extent (if any) the Company’s cash on hand exceeds the current and anticipated needs of the Company. To the extent any such excess exists, the Member may make, or cause the Management Committee to make, distributions to the Member, subject to Section 34 of the Act.
7 BOOKS AND RECORDS; FISCAL YEAR; BANK ACCOUNTS; TAX MATTERS
     7.1 Books and Records.
          The books and records of the Company shall, at the cost and expense of the Company, be kept and cause to be kept by the Company at the principal office of the Company or at such other location as the Member may from time to time determine.
     7.2 Fiscal Year.
          Unless otherwise determined by the Member, the Company’s books and records shall be kept on a December 31 calendar year basis and shall reflect all Company transactions and be appropriate and adequate for conducting the Company’s affairs.
     7.3 Bank Accounts.
          All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Management Committee. The funds of the Company shall not be commingled with the funds of any other Person. Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and may be signed by such persons as may be designated by the Management Committee.
     7.4 Tax Matters.
          The Member intends and acknowledges that, for so long as it remains the sole Member of the Company, the Company shall be disregarded as a separate entity from the Member for U.S. federal income tax purposes and the Member shall arrange for the filing of such elections with the U.S. federal tax authorities as may be required to assure such tax status effective as of the date hereof.
8 ACTION BY MEMBERS
     8.1 Action by Member Without a Meeting.
          Action required or permitted to be taken at a meeting of the Member may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Member. Such consents shall be delivered to the Management Committee for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when the Member has signed and delivered the consent, unless the consent specifies a different effective date.
9 MISCELLANEOUS
     9.1 Complete Agreement.
          This Agreement and the exhibits hereto constitute the complete and exclusive statement of the agreement regarding the formation of the Company and replace and supersede all prior agreements regarding the formation of the Company.
     9.2 Governing Law.
          This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

     9.3 Headings.
          All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.
     9.4 Severability.
          If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     9.5 No Third Party Beneficiary.
          This Agreement is made solely and specifically for the benefit of the Member and its successors and assigns and no other Persons shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
     9.6 Amendment.
          All amendments to this Agreement must be in writing and signed by the Member. Notwithstanding the foregoing, amendments to Schedule 1 may be made and shall be deemed effective without having to separately amend and restate this entire Agreement if such amendments are signed by the Member and the Company.

Exhibit 1
CERTIFICATE OF FORMATION
OF
AMBASSADORS INTERNATIONAL CRUISE GROUP (USA), LLC
ARTICLE 1.
NAME
     The name of the limited liability company (the “Company”) is AMBASSADORS INTERNATIONAL CRUISE GROUP (USA), LLC (the “Company”).
ARTICLE 2.
REGISTERED AGENT
     The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The name of the registered agent of the Company is Corporation Service Company.
ARTICLE 3.
DURATION
     The duration of the Company is to be perpetual, unless sooner terminated in accordance with the Limited Liability Company Act of the State of Delaware (the “Act”).
ARTICLE 4.
PURPOSE
     The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.
     IN WITNESS WHEREOF, this Certificate has been executed as of this ___day of March, 2007, by the undersigned authorized signatory who affirms that, to the best of the undersigned’s knowledge and belief, the facts stated herein are true.

Authorized Signatory:

Derick W. Betts, Jr.

Schedule 1
Members of the Management Committee Appointed Effective as of March 27, 2007
Pursuant to Section 5.1 of the Agreement to Which This Schedule 1 Is Annexed
David Giersdorf
Joseph McCarthy
Laura Tuthill
Officers Appointed Effective as of March 27, 2007
Pursuant to Section 5.4 of the Agreement to Which This Schedule 1 Is Annexed

Name	Title and Position

David Giersdorf	President
Joseph McCarthy	Vice-President & Secretary
Laura Tuthill	Treasurer & Chief Financial Officer